Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-151808, 333-141694 and 333-122665) and Form S-3 (No. 333-163116) of MediciNova, Inc. and in the related Prospectus of our reports dated March 28, 2013, with respect to the consolidated financial statements of MediciNova, Inc., and the effectiveness of internal control over financial reporting of MediciNova, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2013